EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

CONSENT OF INDEPENDENT AUDITORS

We consent to the to the incorporation by reference in the Registration Statement (Form S-8) of Cullen/Frost Bankers, Inc. pertaining to The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates of our report dated January 22, 2003, with respect to the consolidated financial statements of Cullen/Frost Bankers, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, as amended by the Report on Form 10-K/A dated April 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
August 27, 2003